Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Reports First Quarter Per Share Net Income and Core
Operating Income of $3.29 and $3.68, Respectively; Consolidated
Net Premiums Written of $12.6 Billion, Up 5.7% in Constant Dollars,
with P&C and Life Insurance Up 5.0% and 10.3%; P&C Combined
Ratio of 95.7%, or 82.3% Excluding Catastrophe Losses and Prior
Period Development

●

Net income and core operating income were $1.33 billion and $1.49 billion, respectively, versus $2.14 billion and $2.16 billion last year. Unfavorable foreign currency movement impacted core operating income by $36 million, or $0.09 per share.

●

Total pre-tax net catastrophe losses were $1.64 billion, or 15.9 percentage points of the combined ratio, and include $1.47 billion from the California wildfires, compared with $435 million, or 4.4 percentage points of the combined ratio, last year. Total after-tax net catastrophe losses were $1.30 billion, or $3.21 per share.

●	Total pre-tax and after-tax favorable prior period development were $255 million and $204 million, compared with $207 million and $168 million, last year.

●

P&C underwriting income was $441 million with a combined ratio of 95.7%. P&C current accident year underwriting income excluding catastrophe losses was $1.83 billion, up 12.2% over prior year, with a combined ratio of 82.3%.

●

P&C net premiums written were $10.93 billion, up 3.2%, or 5.0% in constant dollars. North America was up 3.4% with growth impacted by two one-time items: reinstatement premiums related to the California wildfires in personal insurance, and unusually large structured transactions written in the prior year in commercial insurance. Excluding both, North America was up 6.4%, including growth of 10.1% in personal insurance and 5.3% in commercial insurance, with P&C lines up 6.4% and financial lines down 1.3%. Overseas General was up 1.8%, or 6.5% in constant dollars, including growth of 5.0% in consumer insurance and 7.3% in commercial insurance, with P&C lines up 9.3% and financial lines down 1.6%; Latin America, Asia, and Europe, were up 6.1%, 6.1%, and 5.5%, respectively.

●	Life Insurance net premiums written were $1.72 billion, up 5.3%, or 10.3% in constant dollars, and segment income was $291 million, up 8.6%, or 15.7% in constant dollars.

●	Pre-tax net investment income was $1.56 billion, up 12.2%, and adjusted net investment income was $1.67 billion, up 12.7%.

●	Annualized return on equity (ROE) was 8.2%. Annualized core operating return on tangible equity (ROTE) was 13.0% and annualized core operating ROE was 8.6%.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	1

Chubb Limited News Release

ZURICH – April 22, 2025 – Chubb Limited (NYSE: CB) today reported net income for the quarter ended March 31, 2025 of $1.33 billion, or $3.29 per share, and core operating income of $1.49 billion, or $3.68 per share. Book value per share and tangible book value per share increased 2.7% and 3.9%, respectively, from December 31, 2024 and now stand at $164.01 and $104.27. Book value was favorably impacted by after-tax net realized and unrealized gains of $825 million in Chubb’s investment portfolio and $302 million of foreign currency gains. Book value per share and tangible book value per share excluding AOCI increased 0.9% and 1.6%, from December 31, 2024.

Chubb Limited

First Quarter Summary

(in millions of U.S. dollars, except per share amounts and ratios)

(Unaudited)

				(Per Share)

	2025	2024	Change	2025	2024	Change
Net income	$1,331	$2,143	(37.9)%	$3.29	$5.23	(37.1)%
Adjusted net realized (gains) losses and other, net of tax	59	94	(37.2)%	0.15	0.23	(34.8)%
Market risk benefits (gains) losses, net of tax	78	(21)	NM	0.19	(0.05)	NM
Amortization of deferred tax asset (2025) and non- recurring tax benefit (2024) from Bermuda law	21	(55)	NM	0.05	(0.14)	NM
Core operating income, net of tax	$1,489	$2,161	(31.1)%	$3.68	$5.27	(30.2)%

Annualized return on equity (ROE)	8.2%	14.3%
Core operating return on tangible equity (ROTE)	13.0%	21.3%
Core operating ROE	8.6%	13.4%

Core operating income was redefined to exclude the impact of the non-recurring tax benefit related to the enactment of Bermuda’s income tax law as well as the subsequent years’ amortization of the related deferred tax asset. Refer to the Table of Contents page in the Q1 2025 Chubb Limited Financial Supplement for additional information.

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “We had a good first quarter that was overshadowed by the significant catastrophe losses we incurred from the California wildfires. We produced $1.5 billion in core operating income, supported principally by excellent underlying underwriting results, double-digit growth in investment income and growing life insurance income. Total company premiums grew 5.7% in constant dollars.

“Our published combined ratio was 95.7% with underwriting income of $441 million, a notable result given $1.6 billion of catastrophe losses. Excluding CATs, the current accident year combined ratio was 82.3%, a nearly 1.5-point improvement from prior year, with underwriting income up over 12%, adjusted investment income of $1.7 billion was up 12.7% and life income was $291 million, up 8.6%.

“Our income and premium revenue this quarter were impacted by foreign exchange due to a strong dollar, which has since weakened considerably. Premiums were also impacted by two one-time items in our North America business: reinstatement premiums related to the wildfires in personal insurance, and larger-than-

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	2

Chubb Limited News Release

usual, one-off structured transactions written last year in our Major Accounts division. Adjusting for both, which is a better representation of our run-rate growth, North America was up 6.4%, including growth of 10.1% in personal insurance and 5.3% in commercial, with P&C lines up 6.4% and financial lines down 1.3%. In our Overseas General division, premiums were up 6.5% in constant dollars, with Asia and Latin America both up 6.1% and Europe up 5.5%. Our international commercial business grew 7.3%, while consumer grew 5%.

“In terms of the commercial P&C underwriting environment, large account admitted and E&S property continued to grow more competitive while casualty is firm and responding to the loss-cost environment. In middle market and small commercial, both admitted and E&S, underwriting conditions remain favorable across both property and casualty lines of business.

“As I observed at the beginning of the year, about 80% of our global P&C business, commercial and consumer, and our life business have very good growth prospects. There is a lot of opportunity, though we are mindful of the external environment. There is currently a great deal of uncertainty and confusion surrounding our government’s approach to trade, and it’s impacting business and consumer confidence as well as our image abroad. The odds of recession have risen substantially, and higher inflation appears all but certain; to what degree is an open question. We have competing priorities between our stated trade, economic and fiscal objectives, and coherence of policy has yet to emerge. I hope we can reach agreements on trade, reduce or eliminate tariffs and reconcile our priorities quickly. Certainty and predictability are jacks to open for confidence, growth and the image of our country as a leader, a reliable partner and a place to do business.

“In sum, I have confidence in what we can control, and I expect we will continue to grow operating income and EPS at a double-digit rate, CATs and FX notwithstanding.”

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	3

Chubb Limited News Release

Operating highlights for the quarter ended March 31, 2025 were as follows:

Chubb Limited	Q1	Q1
(in millions of U.S. dollars except for percentages)	2025	2024	Change
Consolidated
Net premiums written (increase of 5.7% in constant dollars)	$12,646	$12,221	3.5%

P&C
Net premiums written (increase of 5.0% in constant dollars)	$10,926	$10,588	3.2%
Underwriting income	$441	$1,400	(68.5)%
Combined ratio	95.7%	86.0%
Current accident year underwriting income excluding catastrophe losses	$1,827	$1,628	12.2%
Current accident year combined ratio excluding catastrophe losses	82.3%	83.7%

Global P&C (excludes Agriculture)
Net premiums written (increase of 4.8% in constant dollars)	$10,650	$10,339	3.0%
Underwriting income	$387	$1,344	(71.2)%
Combined ratio	96.2%	86.3%
Current accident year underwriting income excluding catastrophe losses	$1,791	$1,597	12.2%
Current accident year combined ratio excluding catastrophe losses	82.4%	83.8%

Life Insurance
Net premiums written (increase of 10.3% in constant dollars)	$1,720	$1,633	5.3%
Segment income (increase of 15.7% in constant dollars)	$291	$268	8.6%

●	Consolidated net premiums earned increased 3.6%, or 5.7% in constant dollars. P&C net premiums earned increased 3.3%, or 5.0% in constant dollars.

●	Operating cash flow was $1.57 billion and adjusted operating cash flow was $2.00 billion.

●	Total capital returned to shareholders was $751 million, comprising share repurchases of $385 million at an average purchase price of $286.18 per share and dividends of $366 million.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	4

Chubb Limited News Release

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the quarter ended March 31, 2025 are presented below:

Chubb Limited	Q1	Q1
(in millions of U.S. dollars except for percentages)	2025	2024	Change

Total North America P&C Insurance
(Comprising NA Commercial P&C Insurance, NA Personal P&C Insurance and NA Agricultural Insurance)
Net premiums written	$6,615	$6,394	3.4%
Combined ratio	99.8%	85.6%
Current accident year combined ratio excluding catastrophe losses	79.7%	81.4%

North America Commercial P&C Insurance
Net premiums written (increase of 5.0% excluding unusually large structured transactions)	$4,787	$4,689	2.1%
Major accounts retail and excess and surplus (E&S) wholesale (excluding unusually large structured transactions, 3.1%)	$2,731	$2,779	(1.7)%
Middle market and small commercial	$2,056	$1,910	7.6%
Combined ratio	82.1%	85.9%
Current accident year combined ratio excluding catastrophe losses	81.3%	82.0%

North America Personal P&C Insurance
Net premiums written (increase of 10.1% excluding reinstatement premiums on California wildfires)	$1,552	$1,456	6.6%
Combined ratio	159.5%	87.4%
Current accident year combined ratio excluding catastrophe losses	75.0%	79.3%

North America Agricultural Insurance
Net premiums written	$276	$249	11.0%
Combined ratio	67.5%	56.6%
Current accident year combined ratio excluding catastrophe losses	78.9%	81.6%

Overseas General Insurance
Net premiums written (increase of 6.5% in constant dollars)	$3,903	$3,835	1.8%
Commercial P&C (increase of 7.3% in constant dollars)	$2,432	$2,348	3.6%
Consumer P&C (increase of 5.0% in constant dollars)	$1,471	$1,487	(1.1)%
Combined ratio	83.4%	83.8%
Current accident year combined ratio excluding catastrophe losses	85.5%	85.8%

Global Reinsurance
Net premiums written	$408	$359	13.7%
Combined ratio	95.6%	76.9%
Current accident year combined ratio excluding catastrophe losses	74.3%	76.5%

Life Insurance
Net premiums written (increase of 10.3% in constant dollars)	$1,720	$1,633	5.3%
Segment income (increase of 15.7% in constant dollars)	$291	$268	8.6%

●

North America Commercial P&C Insurance: The combined ratio decreased 3.8 percentage points mainly from lower catastrophe losses (1.8 points), higher favorable prior period development (1.3 points), and the year-over-year impact from large structured transactions (0.6 point).

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	5

Chubb Limited News Release

●

North America Personal P&C Insurance: The combined ratio increased 72.1 percentage points, including a 72.9 percentage point increase due to higher catastrophe losses and a 3.5 percentage point increase due to lower favorable prior period development, partially offset by current accident year loss ratio excluding catastrophe losses improvement.

●

North America Agricultural Insurance: Net premiums written up 11.0% due to the favorable year-over-year impact of premium adjustments related to the federal government profit-share agreement, partially offset by lower commodity prices. The combined ratio increased 10.9 percentage points, including higher catastrophe losses and a lower impact from favorable prior period development each contributing an increase of 6.8 percentage points.

●

Overseas General Insurance: The combined ratio decreased 0.4 percentage point, including a 0.9 percentage point increase from higher catastrophe losses, a 1.0 percentage point decrease from higher favorable prior period development, and a 0.3 percentage point decrease from positive current accident year excluding catastrophe losses results.

●

Life Insurance: Net premiums written were $1.72 billion, up 5.3%, or 10.3% in constant dollars, with growth of 9.1% in International Life and 18.6% in Combined Insurance North America. International life net premiums written and deposits were $2.2 billion, up 10.2%, or 15.5% in constant dollars. International life segment income growth of 1.9%, or 9.5% in constant dollars.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	6

Chubb Limited News Release

All comparisons are with the same period last year unless otherwise specifically stated.

Please refer to the Chubb Limited Financial Supplement, dated March 31, 2025, which is posted on Chubb’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

Chubb Limited will hold its first quarter earnings conference call on Wednesday, April 23, 2025, at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 877-400-4403 (within the United States) or 332-251-2601 (international), passcode 1641662. Please refer to the Chubb website under Events and Presentations for details. A replay will be available after the call at the same location. To listen to the replay, please click here to register and receive dial-in numbers.

In this release, business activity for, and the financial position of, Chubb acquisitions are reported at 100%, as required, except for core operating income, net income, book value, tangible book value, ROE, per share data, and certain other key metrics, which include only Chubb’s ownership interest and exclude the non-controlling interest.

About Chubb

Chubb is a world leader in insurance. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. The company is defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb employs approximately 43,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Karen Beyer: (212) 827-4445; karen.beyer@chubb.com

Media Contact

mediarelations@chubb.com

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	7

Chubb Limited News Release

Regulation G – Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired invested assets from certain acquisitions of $2 million and $5 million in Q1 2025 and Q1 2024, and including investment income of $107 million and $86 million in Q1 2025 and Q1 2024, from partially owned investment companies (private equity partnerships) where our ownership interest is in excess of 3% that are accounted for under the equity method. The mark-to-market movement on these private equity partnerships are included in adjusted net realized gains (losses) as described below. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses) and other, net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives and realized gains and losses on underlying investments supporting the liabilities of certain participating policies related to the policyholders’ share of gains and losses. The crop derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses. The realized gains and losses on underlying investments supporting the liabilities of certain participating policies have been reclassified from net realized gains (losses) to adjusted policy benefits. We believe this better reflects the economics of the liabilities and the underlying investments supporting those liabilities. Other includes integration expenses and the amortization of fair value adjustment of acquired invested assets and long-term debt related to certain acquisitions. See Core operating income, net of tax for further description of these items.

P&C underwriting income (loss) excludes the Life Insurance segment and is calculated by subtracting adjusted losses and loss expenses, adjusted policy benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income (loss) and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest expense, amortization expense of purchased intangibles, integration expenses, amortization of fair value of acquired invested assets and debt, income tax expense, adjusted net realized gains (losses), and market risk benefits gains (losses).

P&C current accident year underwriting income excluding catastrophe losses is P&C underwriting income adjusted to exclude P&C catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Core operating income relates only to Chubb income, which excludes noncontrolling interests. It excludes from Chubb net income the after-tax impact of adjusted net realized gains (losses) and other, which include items described in this paragraph, and market risk benefits gains (losses). We believe this presentation enhances the understanding of our

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	8

Chubb Limited News Release

results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) and market risk benefits gains (losses) because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. In addition, we exclude the amortization of fair value adjustments on purchased invested assets and long-term debt related to certain acquisitions due to the size and complexity of these acquisitions. We also exclude integration expenses, which include legal and professional fees and all other costs directly related to acquisition integration activities. The costs are not related to the ongoing activities of the individual segments and are therefore included in Corporate and excluded from our definition of segment income. We believe these integration expenses are not indicative of our underlying profitability, and excluding these integration expenses facilitates the comparison of our financial results to our historical operating results. Additionally, we exclude the non-recurring tax benefit from the Bermuda Economic Transition Adjustment enacted in 2023 and adjusted in 2024 and subsequent years’ amortization of the related deferred tax asset, which we believe provides investors with a better view of our operating performance, enhances the understanding of the trends in the underlying business, improves comparability between periods and provides increased transparency compared to the prior presentation of the non-recurring tax benefit. References to core operating income measures mean net of tax, whether or not noted.

Core operating return on equity (ROE) and Core operating return on tangible equity (ROTE) are annualized non-GAAP financial measures. The numerator includes core operating income (loss), net of tax. The denominator includes the average Chubb shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, current discount rate on future policy benefits (FPB), and instrument-specific credit risk on market risk benefits (MRB), all net of tax and attributable to Chubb. For the ROTE calculation, the denominator is also adjusted to exclude Chubb goodwill and other intangible assets, net of tax. These measures enhance the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity and tangible equity excluding the effect of these items as these are heavily influenced by changes in market conditions. We believe ROTE is meaningful because it measures the performance of our operations without the impact of goodwill and other intangible assets.

P&C combined ratio is the sum of the loss and loss expense ratio, acquisition cost ratio and the administrative expense ratio excluding the life business and including the realized gains and losses on the crop derivatives, as noted above.

P&C current accident year combined ratio excluding catastrophe losses excludes the impact of P&C catastrophe losses and PPD from the P&C combined ratio. We believe this measure provides a better evaluation of our underwriting performance and enhances the understanding of the trends in our P&C business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of Chubb’s Life Insurance and North America Agricultural Insurance segments. The agriculture insurance business is a different business in that it is a public sector and private sector partnership in which insurance rates, premium growth, and risk-sharing is not market-driven like the remainder of Chubb’s P&C insurance business. We believe that these measures are useful and meaningful to investors as they are used by management to assess Chubb’s global P&C operations which are the most economically similar. We exclude the North America Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

Tangible book value per common share is Chubb shareholders’ equity less Chubb goodwill and other intangible assets, net of tax, divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful.

Book value per share and tangible book value per share excluding accumulated other comprehensive income (loss) (AOCI), excludes AOCI from the numerator because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates and foreign currency movement, to highlight underlying growth in book and tangible book value.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	9

Chubb Limited News Release

Adjusted operating cash flow is Operating cash flow excluding the operating cash flow related to the net investing activities of Huatai’s asset management companies as it relates to the Consolidated Investment Products as required under consolidation accounting. Because these entities are investment companies, we are required to retain the investment company presentation in our consolidated results, which means, we include the net investing activities of these entities in our operating cash flows. Chubb has elected to remove the impact of net investing activities of consolidated investment companies from our operating cash flow as they may distort a reader’s analysis of our underlying operating cash flow related to the core insurance company operations. These net investing activities are more appropriately classified outside of operating cash flows, consistent with our consolidated investing activities. Accordingly, we believe that it is appropriate to adjust operating cash flow for the impact of consolidated investment products.

Life Insurance and International life insurance net premiums written and deposits collected includes deposits collected on universal life and investment contracts (life deposits). Life deposits are not reflected as revenues in our consolidated statements of operations in accordance with U.S. GAAP. However, we include life deposits in presenting growth in our life insurance business because life deposits are an important component of production and key to our efforts to grow our business.

See the reconciliation of Non-GAAP Financial Measures on pages 25-29 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP, including premium, net income, book value, return on equity, and net investment income.

NM – not meaningful comparison

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, pricing, growth opportunities, economic and market conditions, and our expectations and intentions and other statements that are not historical facts, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency and severity of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	10

Chubb Limited News Release

Chubb Limited
Summary Consolidated Balance Sheets
(in millions of U.S. dollars, except per share data)
(Unaudited)

	March 31 2025	December 31 2024
Assets
Investments	$152,301	$150,650
Cash and restricted cash	2,250	2,549
Insurance and reinsurance balances receivable	15,358	14,426
Reinsurance recoverable on losses and loss expenses	20,015	19,777
Goodwill and other intangible assets ($25,343 and $25,219 represents Chubb portion as of 03/31/2025 and 12/31/2024, respectively)	26,079	25,956
Other assets	35,749	33,190

Total assets	$251,752	$246,548

Liabilities
Unpaid losses and loss expenses	$85,471	$84,004
Unearned premiums	24,487	23,504
Other liabilities	71,039	70,646

Total liabilities	180,997	178,154

Shareholders’ equity
Chubb shareholders’ equity, excl. AOCI	73,361	72,665
Accumulated other comprehensive income (loss) (AOCI)	(7,635)	(8,644)

Chubb shareholders’ equity	65,726	64,021
Noncontrolling interests	5,029	4,373

Total shareholders’ equity	70,755	68,394

Total liabilities and shareholders’ equity	$251,752	$246,548

Book value per common share	$164.01	$159.77
Tangible book value per common share	$104.27	$100.38
Book value per common share, excl. AOCI	$183.06	$181.34
Tangible book value per common share, excl. AOCI	$120.44	$118.57

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	11

Chubb Limited News Release

Chubb Limited
Summary Consolidated Financial Data
(in millions of U.S. dollars, except share, per share data, and ratios)
(Unaudited)

	Three Months Ended March 31
	2025	2024
Gross premiums written	$15,105	$14,425
Net premiums written	12,646	12,221
Net premiums earned	12,000	11,583
Losses and loss expenses	6,896	5,727
Policy benefits	1,227	1,180
Policy acquisition costs	2,313	2,207
Administrative expenses	1,080	1,070
Net investment income	1,561	1,391
Net realized gains (losses)	(116)	(101)
Market risk benefits gains (losses)	(92)	21
Interest expense	181	178
Other income (expense):
Gains (losses) from separate account assets	(10)	10
Other	93	181
Amortization of purchased intangibles	75	80
Integration expenses	--	7
Income tax expense	321	342

Net income	$1,343	$2,294
Less: NCI income	12	151

Chubb net income	$1,331	$2,143

Diluted earnings per share:
Chubb net income	$3.29	$5.23
Core operating income	$3.68	$5.27
Weighted average shares outstanding	404.7	409.7

P&C combined ratio
Loss and loss expense ratio	67.8%	58.1%
Policy acquisition cost ratio	19.4%	19.2%
Administrative expense ratio	8.5%	8.7%

P&C combined ratio	95.7%	86.0%

P&C underwriting income	$441	$1,400

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	12